Exhibit 10.2
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of February 3, 2010 (the “Effective Date”) by and between Howard M. Sipzner (“Employee”) and Brandywine Operating Partnership, L.P., a Delaware limited partnership (the “Company”).
BACKGROUND
This Agreements sets forth the terms and conditions of Employee’s employment with the Company.
In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and conditions contained in this Agreement.
2. Office and Duties. Employee shall be employed by the Company as its Executive Vice President and Chief Financial Officer (the “Position”). Employee shall report to the Company’s President and Chief Executive Officer. Employee shall serve the Company faithfully and to the best of his ability and shall devote his full work time, attention, skill and efforts to the performance of the duties and responsibilities within the scope of the Position as may be reasonably assigned to him from time to time by the Company. Employee agrees to comply with all Company policies in effect from time to time and to comply with all laws, rules and regulations, including those applicable to the Company.
3. Annual Salary. Employee’s annual base salary shall be $440,000 (the “Annual Salary”) and the Annual Salary may be paid, at the election of the Company, either by the Company or by one or more of its subsidiaries, in such relative proportions as the Company may determine, in accordance with the Company’s normal payment policies for its executives.
4. Annual Bonus; Incentive Compensation.
(a) Upon achievement by the Company of goals approved from time to time by the Compensation Committee (the “Committee”) of the Board of Trustees upon the recommendation of the Company’s President and Chief Executive Officer, as well as achievement by Employee of his individual goals, as determined by the Company’s President and Chief Executive Officer and approved by the Committee in its sole discretion, Employee will be eligible to receive a bonus, with the target amount for the bonus being 100% of the Annual Salary. Employee acknowledges that (i) he must be employed by the Company on the payment date to receive an annual bonus and (ii) his eligibility to receive an annual bonus is not a guarantee or assurance that he will receive an annual bonus and the target represents the bonus amount that Employee may expect to receive in a year where he achieves 100% of his individual goals and the Company achieves 100% of its goals, in each case as determined by the Committee in its sole discretion.

(b) Employee will be eligible to receive an equity-based long-term incentive award, with the target value for the award being 165% of the Annual Salary. Employee acknowledges that (i) although the form of the equity-based long term incentive award provided for in this Section 4 has in the past consisted of options, restricted shares and restricted performance units, the composition of equity or equity-based instruments of this award may vary from year to year based on the sole discretion of the Committee; and (ii) his eligibility to receive an equity-based long-term incentive award is not a guarantee or assurance that he will receive an equity-based long-term incentive award (and the amount and form are based on the sole discretion of the Committee).
(c) In addition to any bonus that may be awarded under Section 4(a), Employee shall receive a signing bonus, payable in cash within ten (10) days of the Effective Date, in an amount equal to $200,000.
5. Employee and Fringe Benefits. During Employee’s employment with the Company, Employee will be eligible to participate in the Company’s employee benefit programs in accordance with the terms and conditions of each plan. All benefits plans may be amended by the Company from time to time, at the Company’s discretion. Without limiting the foregoing, Employee will be eligible to participate in the Company’s deferred compensation plan and any successor plan in accordance with and subject to the terms and limitations of such plan(s).
6. Expenses. The Company shall reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder upon receipt of vouchers therefor and in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. The Company will also reimburse Employee for reasonable attorney’s fees, not to exceed $10,000, incurred in connection with this Agreement.
7. Vacation and Personal Days. Employee shall be entitled to four (4) weeks paid vacation during each calendar year and shall be entitled to designate up to ten (10) additional paid personal days per calendar year.
8. Termination. The Company may terminate this Agreement and the employment of Employee, and Employee may terminate this Agreement and his employment with the Company, at any time and for any reason or for no reason, whether with or without cause, and except as expressly provided in Section 9, neither the Company nor Employee will have any further obligations to the other upon any such termination.
9. Payments After Termination. If the Company elects to terminate Employee’s employment for any reason or for no reason then the Company will pay to Employee the portion, if any, of his Annual Salary accrued but unpaid as of the date of such termination, and Employee will no longer be entitled to receive any other payments, rights or benefits from the Company or any of its subsidiaries except as and to the extent expressly provided to the contrary under the terms of any Company benefit plan in which Employee participates and pursuant to any federal or state law regarding continuation of coverage under the Company’s group health plan. Notwithstanding the foregoing, if the Company terminates Employee’s employment other than for Cause (as defined below) or if Employee terminates his employment and such termination is a Resignation for Good Reason (as defined below), then, in addition to the benefits referred to in the prior sentence, (1) the Company will pay to Employee, within forty five (45) days of the employment termination date, an amount equal to 1.50 times the sum of (x) the Annual Salary and (y) the annual cash bonus, if any, paid to Employee in the calendar year immediately prior to the year of termination (and, for clarity, in no event will the “signing bonus” be considered part of the annual cash bonus referred to in this clause (y)) and (2) those “time-based restricted” common shares and stock options awarded to Employee prior to the employment termination date that have not vested as of the employment termination date shall thereupon vest (but, for clarity, the time period following the termination date of Employee’s employment within which Employee may exercise vested options before they expire shall not be extended beyond the time period specified in or applicable to such options). For additional clarity, the references in clause (2) of the preceding sentence to time-based restricted common shares and stock options means restricted common shares and options the vesting of which is conditioned on the then current employment of Employee at the time of the vesting date(s) specified therein (as distinct from restricted shares, options and other equity-based awards that vest or are earned in whole or in part based upon the achievement by Employee and/or the Company of performance targets). The term “Cause” means (i) a material breach by Employee of this Agreement which Employee fails to cure within fifteen (15) days after written notice thereof from the Company; (ii) fraud, embezzlement or theft or the breach of any fiduciary duty owed to the Company; (iii) conviction of a felony; (iv) disclosure of trade secrets or confidential information of the Company; or (v) breach of any agreement with or duty to the Company in respect of confidentiality, non-disclosure or non-competition. The term “Resignation for Good Reason” means (i) the Company requiring Employee to relocate his primary office with the Company by more than thirty (30) miles from Employee’s primary office in Radnor, Pennsylvania without Employee’s consent; (ii) a change downward in Employee’s title or internal reporting or removal of Employee as the Company’s principal financial officer; (iii) a reduction in Employee’s Annual Salary (other than a reduction of not more than 10% of the amount specified in Section 3 in connection with salary reductions proportionately affecting all members of the Company’s executive management team); or (iv) a breach by the Company of this Agreement which the Company fails to cure within fifteen (15) days after written notice thereof from Employee. Employee shall have no obligation to mitigate the amounts payable to him pursuant to this Section 9 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits provided for in this Section 9 on account of any employment of Employee by a third party after his termination of employment with the Company.
10. Change of Control. Attached to this Agreement as Exhibit A is a “Change-In-Control Agreement”. In the event of a Change of Control (as defined in the Change of Control Agreement) while Employee remains an employee of the Company, then he shall be entitled to the benefits provided for in the Change-In-Control Agreement but only on and subject to the terms and conditions provided for therein, and such benefits shall be in lieu of any payments or benefits that would have been payable to Employee under this Agreement or provided for his benefit under this Agreement in the absence of a Change of Control.

11. Confidential Information. Employee acknowledges that during the course of his employment with the Company he will have access to information about the Company and/or its subsidiaries and their tenants, clients and suppliers that is confidential and/or proprietary in nature, and that belongs to the Company and/or its subsidiaries. As such, at all times, both during Employee’s employment and thereafter, Employee will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and/or its subsidiaries, and not disclose to any other person or entity (without the prior written authorization of the Board) any confidential information. Notwithstanding anything contained in this Section 11, Employee will be permitted to disclose any confidential information to the extent required by validly issued legal process or court order, provided that Employee notifies the Company and/or its subsidiaries immediately of any such legal process or court order, to the extent practicable, in an effort to allow the Company and/or its subsidiaries to challenge such legal process or court order, if the Company and/or its subsidiaries so elect, prior to Employee’s disclosure of any confidential information.
12. Restrictive Covenants.
(a) Employee agrees that, while he is employed and during the one-year period immediately following the termination of Employee’s employment with the Company (or six months in the case of a termination by the Company of Employee’s employment with the Company for reasons other than Cause), Employee shall not directly or indirectly solicit, divert away, or attempt to divert away any commercial real estate business with the Company to another company, business, or individual.
(b) If the Company terminates Employee’s employment for any reason or Employee terminates his employment for any reason, then Employee will not, during the one-year period immediately following the termination of Employee’s employment with the Company, directly or indirectly (i) solicit, induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (ii) interfere with the relationship between the Company and its existing or prospective tenants, including without limitation encouraging a tenant to terminate, or elect not to renew, its lease with the Company; or (iii) interfere with the relationship between the Company and any service providers to the Company. For purposes of items (ii) and (iii) only of this Section 12, the one-year period shall be reduced to six months if the Company terminates Employee’s employment with the Company for reasons other than Cause.
(c) Employee acknowledges that the restrictions contained herein, in view of the nature of the business in which Employee has been engaged, are reasonable and necessary to protect the legitimate interest of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee acknowledges that, in the event of a violation of any such restrictions, the Company shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.
13. Indemnification. The Company shall, to the full extent permitted by law, indemnify and hold harmless Employee from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by Employee in connection with the business of the Company, including, without limitation, reasonable attorneys fees and reasonable expenses incurred by Employee in connection with the defense of any action based on any such act or omission. Without limiting the foregoing, Employee shall be entitled to the benefit of the indemnification provisions available to senior officers of the Company.

14. Miscellaneous.
(a) Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
(b) Withholdings. Payments of all compensation to Employee shall be made in accordance with the Company’s policies in effect from time to time, including normal payroll practices, and shall be net of all applicable withholdings and taxes
(c) Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the severance payment provided for in Section 9 of this Agreement is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code (after taking into account all applicable exemptions) and the Company determines that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payment (or portion thereof) that is subject to Section 409A and cannot be paid to Employee without incurring additional tax, interest or penalties under Section 409A shall be paid to Employee (with interest at 5% per annum) on the first day of the seventh month following the month in which Employee’s termination of employment occurs. For purposes of this Section 14(c), “termination of service” shall mean Employee’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder.
(d) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered in person against receipt, or when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:
(i)	If to Employee:
Howard M. Sipzner
555 East Lancaster Avenue
Radnor, PA 19087
with a copy to:
Fred R. Green, Esq.
Herrick, Feinstein LLP
2 Park Avenue
New York, NY 10016

(ii)	If to the Company:
Brandywine Realty Trust
555 East Lancaster Avenue
Radnor, PA 19087
Attention: General Counsel
In addition, notice by mail shall be by air mail if posted outside of the continental United States.
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
(e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.
(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
(g) Entire Agreement; Termination of Prior Agreements. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written. Without limiting the forgoing, all rights and obligations of Employee and the Company under the Employment Agreement dated as of December 6, 2006 between the Company and Employee and the Change-in-Control Agreement attached as an appendix thereto are terminated in full. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
(h) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above-written.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney

	Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Howard M. Sipzner

Howard M. Sipzner

EXHIBIT A
AMENDED AND RESTATED
AGREEMENT
THIS AGREEMENT is entered into as of the 3rd day of February, 2010 by and between Howard M. Sipzner (“Executive”) and Brandywine Realty Trust (the “Company”).
WHEREAS, Executive is currently employed by the Company and/or a Subsidiary (as defined below) of the Company;
WHEREAS, in order to encourage Executive to remain an employee of the Company and/or a Subsidiary, the Company is entering into this Agreement with Executive.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Payment Obligation: Change of Control. The Company agrees that if (i) a Change of Control of the Company occurs at a time when Executive is then an employee of the Company and/or a Subsidiary of the Company and (ii) within 730 days following the occurrence of the Change of Control (a) the Company or the purchaser or successor thereto (the “Purchaser”) terminates the employment of Executive other than for Cause or (b) Executive resigns for Good Reason:
a. then the Company or Purchaser will be obligated to pay to Executive an amount equal to the product of: (x) 2.50 multiplied by (y) the sum of (1) Executive’s annual base salary as in effect at the time the Change of Control occurs plus (2) the greater of (i) the annual bonus most recently paid to Executive prior to the date of the occurrence of the Change of Control and (ii) Executive’s Target Bonus for the calendar year in which the Change of Control occurs, provided that if a Target Bonus has not been established for the calendar year in which the Change of Control occurs at the time of such occurrence, then the amount to be used for purposes of this clause (2) shall be the annual bonus most recently paid to Executive prior to the date of the occurrence of the Change of Control. Payment of the amounts provided for in this Section 1.a shall be made as soon as reasonably practicable following Executive’s termination or resignation, but, in any event, not later than ten (10) days after such termination or resignation.
b. Executive shall be entitled to continuation of medical coverage until the earlier of (1) the last day of the 730 day period following the date of termination or resignation or (2) the date on which the Executive is eligible for medical coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer. Coverage shall be generally comparable to that provided by the Company from time to time to similarly situated active employees (i.e., as if the Executive had continued in employment during such period). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing benefit period. In addition, Executive shall be entitled to continuation of all group term life insurance benefits (but not including any supplemental life insurance benefits provided to executives), or equivalent coverage if provision of such continuation of coverage is not possible under the group term life insurance policy, at no cost to Executive for the 730 day period following the date of Executive’s termination or resignation.

c. All compensation and benefits will cease at the time Executive’s employment terminates and, except as otherwise provided in this Section 1, the Company will have no further liability or obligation by reason of such termination. The benefits described in this Section 1 are in lieu of, and not in addition to, benefits under any other severance arrangement maintained by the Company.
2. No Right to Employment. This Agreement shall not confer upon Executive any right to remain an employee of the Company or a Subsidiary of the Company, and shall only entitle Executive to the payments and benefits in the limited circumstances set forth in Paragraphs 1 and 2 above.
3. Compliance with Section 409A. If the termination giving rise to the payments described in Section 1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder. Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent an in-kind benefit due to the Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, the provision of such in-kind benefits will be subject to the conditions stated in Treas. Reg. §§ 1.409A-3(i)(iv)(3), (4) and (5).
4. Certain Definitions. As used herein:
a. “Board” means the Board of Trustees of the Company, as constituted from time to time.
b. “Cause” has the meaning assigned to it in the Plan (except that references in such Plan definition to “Company” shall be interpreted to mean the Company or Purchaser, as applicable).

c. “Change of Control” means:
(1) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (1) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
(2) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation;
(3) approval by shareholders of the Company of a complete liquidation or dissolution of the Company; or
(4) approval by shareholders of the Company of an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
(5) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or
(6) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board members ceases to be comprised of individuals who either: (a) have been board members continuously since the beginning of such period; or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.
d. “Code” means the Internal Revenue Code of 1986, as amended.
e. “Good Reason” means any of the following:
(1) a reduction in Executive’s base salary as in effect at the time of the Change of Control, other than a reduction in salary of no more than 10% of Executive’s then current base salary done in connection with salary reductions proportionately affecting all members of the Company’s executive management team and (if the Change of Control involves a Purchaser) proportionately affecting all members of the Purchaser’s executive management team as well;

(2) a significant adverse alteration in the nature or status of Executive’s responsibilities from those in effect at the time of the Change of Control; or
(3) relocation of the place where Executive performs his day-to-day responsibilities at the time of the Change of Control by more than thirty (30) miles.
However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns his employment within 240 days following the expiration of that cure period (but in no event later the deadline specified above in Section 1(ii)).
f. “Plan” means the Company’s Amended and Restated 1997 Long-Term Incentive Plan, as amended.
g. “Subsidiary” means, in respect of the Company or parent, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.
h. “Target Bonus” means, with respect to any year, the target amount of Executive’s annual bonus for that year.
5. Tax Withholding, Etc. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by an employer to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to the Executive or make the Executive whole for the amount of any required taxes.
6. Miscellaneous.
a. Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
b. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.
c. Liability of Trustees, etc. No recourse shall be had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above-written.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney President and Chief Executive Officer

/s/ Howard M. Sipzner Howard M. Sipzner

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